As filed with the Securities and Exchange Commission on January 26, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Oriental Education & Technology Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 6 Hai Dian Zhong Street

Haidian District, Beijing 100080

The People’s Republic of China

(Address of Principal Executive Offices)

New Oriental Education & Technology Group Inc.

2016 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Zhihui Yang Chief Financial Officer New Oriental Education & Technology Group Inc. No. 6 Hai Dian Zhong Street Haidian District, Beijing 100080 The People’s Republic of China (86 10) 6260-5511	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value US$0.01 per share (1)	10,000,000 (2)	$93.14 (3)	$931,400,000	$115,959.30

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one common share. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-201394).
(2)	These shares, which represent the aggregate number of common shares issuable under the New Oriental Education & Technology Group Inc. 2016 Share Incentive Plan (the “Plan”), are reserved for future award grants under the Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional common shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any common shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of common shares that may be issued under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on January 25, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended May 31, 2017 filed on September 27, 2017;

(b)	The Registrant’s reports on Form 6-K furnished on October 24, 2017;

(c)	The Registrant’s reports on Form 6-K furnished on January 24, 2018; and

(d)	The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-32993) filed on August 23, 2006, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

We have entered into indemnification agreements with our directors and officers which provide such persons with indemnification against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on January 26, 2018.

New Oriental Education & Technology Group Inc.

By:	/s/ Chenggang Zhou
Name:	Chenggang Zhou
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints each of Mr. Chenggang Zhou and Mr. Zhihui Yang, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 26, 2018.

Signature	Title

Chenggang Zhou
/s/ Chenggang Zhou	Director and Chief Executive Officer (principal executive officer)

Zhihui Yang
/s/ Zhihui Yang	Chief Financial Officer (principal financial and accounting officer)

Michael Minhong Yu

/s/ Michael Minhong Yu	Executive Chairman

Louis T. Hsieh

/s/ Louis T. Hsieh	Director

Signature	Title

Robin Yanhong Li /s/ Robin Yanhong Li	Director

Denny Lee /s/ Denny Lee	Director

John Zhuang Yang /s/ John Zhuang Yang	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of New Oriental Education & Technology Group Inc. has signed this registration statement or amendment thereto in New York on January 26, 2018.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Agent

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-136825))

4.2	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (Registration No. 333-136825)

4.3	Supplemental Agreement to Deposit Agreement by and among the Registrant, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued under the Deposit Agreement (incorporated by reference to Exhibit 99 to the post-effective amendment No. 1 to the registration statement of the Registrant on Form F-6 (Registration No. 333-136862)

4.4	Supplement and Amendment No. 2 to Deposit Agreement, dated as of August 5, 2011, between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(3) to the registration statement on Form F-6 (File No. 333-176069), filed with the Commission on August 5, 2011)

4.5	Supplement and Amendment No. 3 to Deposit Agreement, dated as of April 25, 2012, between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(4) of post-effective amendment No. 1 to the registration statement on Form F-6 (File No. 333-176069), filed with the Commission on April 25, 2012)

4.6	2016 Share Incentive Plan (incorporated by reference to Exhibit 4.15 to annual report on Form 20-F (File No. 001-32993) filed with the Securities and Exchange Commission on September 27, 2016)

5.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the common shares being registered

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Power of Attorney (set forth on the signature page hereto)

*	Filed herewith.

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